May 22, 1995



PRIVATE AND CONFIDENTIAL

Mr. Steven M. Rodman
4405 Quail Hollow Rd.
Dallas, Texas  75287

         Re:      Employment Agreement

Dear Steve:

1. This letter confirms your employment by ELJER INDUSTRIES, INC. (the "Company") as Vice President - Consumer Sales, Eljer Industries. In that capacity, you are entitled to the following:

         a.       A minimum annual salary of $93,430;

         b. Benefits as described in, and in accordance with, the Company's benefit plans; and

         c. An annual par bonus equal to 25% of your annual salary. The amount of bonus that you actually receive, if any, will depend on the achievement of Corporate and your individual goals.

2. During your employment with the Company, you will devote your full time and energies to the faithful and diligent performance of the duties inherent in, and implied by, your executive position.

3. In consideration of your continued employment with the Company, it is mutually agreed that:

         a. In the event your employment with the Company is terminated by the Company during the term of this Agreement, for any reason other than:

                     i. "Cause," as determined by the Compensation Committee of the Board of Directors (for this purpose, "cause" shall mean: (A) your willful and continued failure to substantially perform your duties hereunder (other than any such failure resulting from a "disability," as defined herein); or (B) your conviction for committing an act of fraud,


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Mr. Steven M. Rodman
May 22, 1995
Page 2




                           embezzlement, theft, or other act constituting a felony; or (C) your willful engagement in gross misconduct which is materially and demonstrably injurious to the Company); or

                    ii. Inability, for reasons of "disability," reasonably to perform your duties for six consecutive calendar months (for purposes of this Agreement, "disability" shall mean a permanent and total disability, within the meaning of Internal Revenue Code Section 22(e)
                           (3), as determined by the Compensation Committee of the Board of Directors, in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from a qualified physician selected by the Compensation Committee); or

         b. In the event that you resign your position with the Company because:

                     i. You are assigned to a position of lesser rank or status; or

                    ii. Your annual salary, annual par bonus, level of participation in management incentive plans, or your benefits are reduced; or

                   iii. You are reassigned to a geographical area more than 50 miles from your present residence;

                  the Company shall be required, and hereby agrees, to continue paying your then annual salary, to pay your then annual bonus at par level, and to provide all pension, profit sharing, deferred compensation, medical and life insurance benefits under the Company's benefit plans, or the economic equivalent thereof, for a period of 12 months from the date of such termination or resignation. If, pursuant to the terms of a benefit plan, a benefit would be earned or accrued during such 12-month period but would be payable on a deferred basis (were you to be employed during such 12- month period) the benefit similarly shall be deferred hereunder; provided, however, that the Company reserves the right to pay the present value of such benefit to you in cash at the end of such 12-month period.

4. You are not required to mitigate the amount of any payments to be made by the Company, pursuant to this Agreement, by seeking other employment, or otherwise, nor shall the amount of any payments provided for in this Agreement be reduced by any compensation earned by you, as the result of self-employment or your


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Mr. Steven M. Rodman
May 22, 1995
Page 3



         employment by another employer, after the date of termination of your employment with the Company.

5. This Agreement supercedes and replaces the agreement dated November 13, 1992, and signed by you on November 17, 1992.

Please acknowledge your acceptance of the terms and provisions of this Agreement by signing in the space indicated below. We look forward to your contribution to the success of ELJER INDUSTRIES, INC.

Sincerely,                                     ACCEPTED AND AGREED as of

ELJER INDUSTRIES, INC.                                May 30, 1995.



By:/s/Charles R. Wackenhuth                    /s/ Steven M. Rodman
----------------------------------             ---------------------------------
                                               Steven M. Rodman

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